As filed with the Securities and Exchange Commission on October 30, 2003.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

Under

THE SECURITIES ACT OF 1933

eUniverse, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1556248
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

6060 Center Drive, Suite #300

Los Angeles, California 90045

(Address of Principal Executive Offices, including zip code)

1999 Stock Awards Plan

(Full title of the plan)

Christopher S. Lipp

Secretary, Senior Vice President and General Counsel

6060 Center Drive, Suite #300

Los Angeles, California 90045

(310) 215-1001

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration Fee (1)

N/A	N/A	N/A	N/A	N/A

(1)	No additional securities are being registered, and registration fees were paid upon filing of the original registration statement on Form S-8 (File No. 333-76898). Therefore, no further registration fee is required.

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-76898), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by eUniverse, Inc., a Delaware corporation (“EUI-DE”, the “Company” or the “Registrant”). EUNI-DE is the successor to eUniverse, Inc., a Nevada corporation (“EUI-NV”), following a statutory merger effective on December 30, 2002 (the “Merger”) effected for the purpose of changing EUI-NV’s state of incorporation to Delaware. Prior to the Merger, EUI-DE had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, EUI-DE succeeded by operation of law to all of the assets and liabilities of EUI-NV. The Merger was approved by the EUI-NV shareholders at a meeting of shareholders for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to Rule 414(d) under the Securities Act, except as modified by this amendment, the Registrant hereby adopts EUI-NV’s Registration Statement on Form S-8 (File No. 333-76898), as the Registrant’s own registration statement for all purposes of the Securities Act and Securities Exchange Act, which registration statement relates to common stock to be issued in connection with EUI-NV’s 1999 Stock Awards Plan (the “Plan”). From and after the Merger, the Registrant’s common stock will be used in lieu of EUI-NV common stock whenever common stock is required to be issued by the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a) eUniverse’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, filed with the Securities and Exchange Commission (the “Commission”) on August 22, 2003, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) All other reports filed by eUniverse pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(c) The description of the Registrant’s common stock, Series A 6% Convertible Preferred Stock and Series B Convertible Preferred Stock, is contained in the Certificate of Incorporation of eUniverse, Inc., dated October 31, 2002, the Certificate of Designation of Series A 6% Convertible Preferred Stock of eUniverse, Inc., dated October 31, 2002, and the Certificate of Designation of Series B Convertible Preferred Stock of eUniverse, Inc., dated October 31, 2002, respectively. These three documents were included in the Form 8-K filed with the Commission on January 9, 2003.

In addition, all documents subsequently filed by eUniverse pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Bylaws provide that (i) the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, (ii) the Company may, in its discretion, indemnify other officers, employees and agents as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.

eUniverse may purchase insurance in which it is the named insured which may provide coverage for certain directors’ and officers’ claims.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature page hereto.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Los Angeles, state of California on October 29, 2003.

eUniverse, Inc.

By:	/s/ CHRISTOPHER S. LIPP

Christopher S. Lipp Secretary, Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By	/s/ BRETT C. BREWER Brett C. Brewer	President and Principal Executive Officer (Principal executive officer)	October 29, 2003

By	/s/ THOMAS J. FLAHIE Thomas J. Flahie	Chief Financial Officer (Principal financial and accounting officer)	October 29, 2003

By	Brad D. Greenspan	Director

By	/s/ DANIEL L. MOSHER Daniel L. Mosher	Director	October 29, 2003

By	/s/ LAWRENCE R. MOREAU Lawrence R. Moreau	Director	October 29, 2003

By	/s/ JEFFREY S. EDELL Jeffrey S. Edell	Director	October 29, 2003

By	/s/ BRADLEY G. WARD Bradley G. Ward	Director	October 29, 2003

INDEX TO EXHIBITS

Exhibit Number	Description
5	Opinion of Martin, Lucas & Chioffi, LLP.
23.1	Consent of Moss Adams LLP.
23.2	Consent of Merdinger, Fruchter, Rosen & Company, P.C.
23.3	Consent of Martin, Lucas & Chioffi, LLP (included in Exhibit 5).